UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON,  DC  20549

FORM 8-K

CURRENT  REPORT

PURSUANT TO SECTION 13  OR  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 31, 2009

MILLENNIUM PRIME, INC.
 (Exact name of registrant as specified in its Charter)

Delaware	0-28459	22-3360133
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

6538 Collins Avenue, Suite 262, Miami Beach, FL	33141
(Address of principal executive offices)	(Zip Code)

(786) 347-9309
(Registrant’s telephone number, including area code)

Genio Group, Inc.
400 Garden City Plaza, Garden City, NY 11530
 (Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Item 1.01   Entry Into a Material Definitive Agreement

On December 31, 2009, Millennium Prime, Inc. f/k/a Genio Group, Inc., a Delaware corporation (the “Company”) executed a Restated and Amended Asset Purchase Agreement, that amended the original Asset Purchase  Agreement dated June 21, 2009 by and among the Company, Millennium Prime, Inc., a Nevada corporation (“Millennium Prime”) and the shareholders of Millennium Prime. The restated and amended Agreement provides for an increase in the number of common shares issuable to Millennium Prime or its designees from 9,000,000 to 27,000,000.  As a result of the Amendment the Company will acquire certain assets from Millennium Prime in exchange for: (i) an aggregate of One Million (1,000,000) restricted shares of the Company’s Series A Preferred Stock, $1.00 par value per share (the “Series A Preferred Stock”); and (ii) an aggregate of Twenty-Seven Million (27,000,000) restricted shares of the Company’s common stock $0.0001 par value per share.

          The Company completed the acquisition on December 31, 2009, at which time each of the current officers and directors of the Company resigned and John F. Marchese the President of Millennium Prime was elected to the Company’s board of directors and was appointed the Company’s President and Chief Executive Officer.

Item 5.02   Departure of Principal Officers; Election of Directors; Appointment of Principal Officer.

(a) (b)  On December 31, 2009, our board of directors accepted the resignation of Steven A. Horowitz as an officer and director of the Corporation.

(c) (d) John F. Marchese, joined Millennium Prime, Inc. (Delaware), (MLMN: OTCBB) f/k/a Genio Group, Inc., as its CEO/President and Director  in connection with the acquisition of the assets of Millennium Prime – Nevada.  Mr. Marchese is a  co-founder of Millennium – Nevada.  Mr. Marchese is expected  to lead the execution of our new strategy to develop, acquire and market innovative lifestyle brands in the beverage, apparel, merchandise & entertainment business categories. John brings over 18 years of experience and leadership executing sales, business development, marketing and strategic initiatives for public and private companies on a domestic and international basis.

Prior to Millennium Prime, Inc. (Nevada), Mr. Marchese co-founded and was a principal of Total Impact Partners, LLC., a sales, business and corporate development company founded in 2004.  Total Impact Partners, LLC provided services such as sales channel development, marketing messaging & programs, strategic partner development, sales leadership & execution, and new market/product launch direction to high growth companies across the globe. Prior to that, John held various executive roles such as EVP Sales & Business Development for TiGi Corporation (Vienna, VA), EVP WW Sales & Marketing for Appswing Ltd. (Israel), SVP Telecom Service Development for Vectant, Inc. (subsidiary of Marubeni Corporation of Japan) and Director of WW internet Business Development for Citrix Systems, Inc. (Nasdaq: CTXS).

Mr. Marchese has a Bachelor of Science degree in Business Administration, Management Information Systems, from the State University of New York at Buffalo, 1991 as well other executive level training & education coursework.

Item 9.01     Financial Statements and Exhibits

c)	Exhibits

99.1     Restated and Amended Asset Purchase Agreement dated as of December 31, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MILLENNIUM PRIME, INC.
(Registrant)

Dated: December 31, 2009	By:	/s/ Steven A. Horowitz
Steven A. Horowitz
Chief Executive and Financial Officer